Exhibit 99.1

Liquidia Technologies Announces Closing of Offering of Common Stock

RESEARCH TRIANGLE PARK, NC — March 25, 2019 — Liquidia Technologies, Inc. (Nasdaq:LQDA) (“Liquidia”), a late-stage clinical biopharmaceutical company focused on the development and commercialization of human therapeutics using its proprietary PRINT® technology to transform the lives of patients, today announced the closing of the previously announced underwritten public offering of 3,000,000 shares of its common stock at a public offering price of $11.50. In addition, the Company has granted the underwriters a 30-day option to purchase up to 450,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. Liquidia received approximately $31.7 million in proceeds from the offering, net of underwriting discounts, commissions and offering expenses.

Jefferies and Cowen acted as joint book-running managers for the offering. Needham & Company and Wedbush PacGrow acted as co-managers.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on March 20, 2019. The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; or from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by telephone at (631) 274-2806 or by fax at (631) 254-7140.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact Information

Investors:

Jenny Kobin

IR Advisory Solutions

919.328.4389

IR@liquidia.com

Media:

Christy Curran

Sam Brown Inc.

615.414.8668

media@liquidia.com